EXHIBIT 99.1




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NEWS RELEASE
August 14, 2015


      FSI ANNOUNCES SECOND QUARTER, 2015 FINANCIAL RESULTS Conference call scheduled for Monday August 17th, 11:00am Eastern time, 8:00am Pacific Time
                            See dial in number below

VICTORIA, BRITISH COLUMBIA, August 14, 2015 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for the second quarter (Q2) ended June 30, 2015.

Mr. Daniel B. O'Brien, CEO, states, "Second quarter top line revenue was disappointing. We attribute the decline to agriculture sales that might have occurred in Q2 being pulled forward into Q1. We are pleased with our operating cash flow for the quarter and the first half.

     o Sales in the second quarter (Q2) were $3,900,922, down approximately 9% when compared to sales of $4,286,731 in the corresponding period a year ago. The financials give a Q2, 2015 accounting net income of $318,671 or $0.02 per share compared to an accounting net income of $399,753, or $0.03 per share in Q2, 2014.

     o Basic weighted average shares used in computing per share amounts in Q2 were 13,169,991 for both 2015 and 2014.

     o Non-GAAP operating cash flow: For the 6 months ending June 30, 2015, net income reflects $320,368 of non-cash charges (depreciation and stock option expenses), as well as net income tax ($672,703), interest expense ($32,177), loss on sale of equipment ($45,249) and interest income ($2,963) which are items not related to operating or current operating activities. When these items are removed the Company shows operating cash flow of $1,890,470, or $0.14 per share. This compares with operating cash flow of $762,927, or $0.06 per share, in the corresponding 6 months of 2014 (see the table that follows for details of these calculations).


The NanoChem division continues to produce most of FSI's revenue and cash flow. New opportunities are unfolding to further increase sales in this division.







* CEO, Dan O'Brien has scheduled a conference call for 11:00am EST, 8:00am PST, Monday August 17th to discuss the financials. Call 888-417-8465 (or 719-325-2429). The conference call title, "Second Quarter Financial Results," may be requested.*

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The above  information  and  following  table contain  supplemental  information regarding income and cash flow from operations for the 6 months ended June 30, 2015. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the Non-GAAP financial measures is as follows:

                               FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
                      Consolidated Statement of Operations
                 For 3 Months Ended June 30 (6 Months Operating Cash Flow)
                                   (Unaudited)

                                                    3 months ended June 30
                                                    2015             2014
                                               --------------------------------
Revenue                                        $3,900,922        $4,286,731
Income before income tax - GAAP                $  586,777        $  498,462

Net income (loss)  - GAAP                      $  318,671 a      $  399,753 a
Net income (loss) per common share
 - basic. - GAPP                               $     0.02 a      $     0.03 a
3 month weighted average shares used in
computing per share amounts - basic -  GAAP    13,169,991        13,169,991

                                                  6 month Operating Cash Flow
                                                         Ended June 30
                                               --------------------------------
Operating Cash flow (6months). NON-GAAP         $1,890,470 b     $  762,972 b

Operating Cash flow per share excluding
non-operating items and items not related to
 current operations (6 months) - basic.
 NON-GAAP                                       $     0.14 b     $     0.06 b
Non-cash Adjustments (6 month) NON-GAAP         $  320,368       $  367,271 c
Shares (6 month basic weighted average)
 used in computing per share amounts
 - basic - GAAP                                 13,169,991       13,169,991

Notes: certain items not related to "operations" of the Company have been excluded from net income as follows.

a) Non-GAAP - as of January 2013 the accumulated loss and expenses resulting from the Alberta division can now be used to reduce taxable income from the Illinois division.

b) Non-GAAP - calculation begins with 6 month Net income (loss). Amounts exclude certain non-cash items: depreciation and stock option expense (2015 = $320,368, 2014 = $367,271), interest expense (2015 = $32,177, 2014 =
     $52,772),  interest income (2015 = $2,963, 2014 = $0), net income tax (2015
     = $672,703,  2014 =  $98,709),  and loss on the sale of  equipment  (2015 =
     $45,249, 2014 = $0). See Operating Cash Flow for other adjustments.

c)   Non-GAAP - amounts represent depreciation, stock option expense.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

                        Flexible Solutions International
               206 - 920 Hillside Ave, Victoria, BC CANADA V8T 1Z8

                                Company contacts
                                                                     Jason Bloom
                                                               Tel: 250 477 9969
                                                         Toll Free: 800 661 3560
                                                               Fax: 250 477 9912
                                              E-mail: info@flexiblesolutions.com

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To find out more information about Flexible  Solutions and our products,  please visit www.flexiblesolutions.com.